EXHIBIT 10.10(c)

EARLY RETIREMENT AGREEMENT

This Early Retirement Agreement ("Agreement") is entered into between MICHAEL H. CAMPBELL ("Executive") and Continental Airlines, Inc. ("Continental" or the "Company"), and is effective on the Effective Date as defined below.

WHEREAS, Executive has advised the Company that he will retire at the end of 2004; and

WHEREAS, the Company wishes to retain the services of Executive for a period of time after his retirement to represent the Company in labor matters; and

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of July 25, 2000, as amended by letter agreements dated April 9, 2002, and March 12, 2004 between the Company and Executive (as amended, the "Employment Agreement"); and

WHEREAS, Executive is desirous of receiving additional consideration upon his retirement beyond that provided for in his Employment Agreement, and the Company is desirous of obtaining the services of Executive after his retirement and the releases and other agreements of Executive contained in this Agreement;

NOW, THEREFORE, IT IS AGREED between Executive and Continental as follows:

    The terms of this Agreement are in addition to the terms contained in the Employment Agreement, and nothing herein shall affect any of Executive's or Continental's rights or obligations under the Employment Agreement, except as expressly set forth herein. Executive will retire from the Company on December 30, 2004 (the "Retirement Date"). Each of Executive and Continental agree that Executive's separation from employment with Continental is voluntary and shall be treated as a resignation by Executive pursuant to paragraph 2.3(vii) under the Employment Agreement, and as a retirement under Executive's outstanding stock option awards, with the date of such retirement being the Retirement Date, but not as a retirement under the Continental Retirement Plan or any other compensation program of the Company, unless Executive is otherwise eligible for retirement thereunder. Accordingly, pursuant to the Employment Agreement, Executive (and his spouse and eligible dependents, including future eligible dependents) shall, subject to the terms of the Employment Agreement, be provided Flight Benefits (as such term is defined in the Employment Agreement) and Continuation Coverage (as such term is defined in the Employment Agreement) for the remainder of Executive's lifetime.

    In addition, Continental shall pay Executive the amount of his Annual Bonus (as such term is defined in the Company's Annual Executive Bonus Program (the "Bonus Program")) for the 2004 fiscal year under the Bonus Program payable if and when other participants in the Bonus Program are paid such bonus.

    Executive hereby notifies the Company that Executive elects, pursuant to paragraph 3.5(iii) of the Employment Agreement, to take an Early Retirement Benefit under the supplemental executive retirement plan described in paragraph 3.5 of the Employment Agreement ("SERP") in the form of a Lump-Sum Payment (as such terms are defined in the SERP). The SERP benefit will be paid to Executive on the Retirement Date.

    Executive agrees that all his outstanding stock option grants are listed on Exhibit A hereto. As provided in the applicable stock option grant documents upon a retirement of Executive, all options will vest effective on the Retirement Date and Executive will have until the close of business one year after the Retirement Date to exercise his options. At the close of business on the date that is one year after the Retirement Date, all of Executive's options will expire whether or not exercised.

    As provided in the applicable grant documents with respect to Executive's restricted stock, all shares of Executive's restricted stock that are not vested as of the Retirement Date will be forfeited on the Retirement Date.

    Executive agrees that, effective as of the Retirement Date, all of Executive's nonvested PARs granted to Executive under the Officer Retention and Incentive Award Program ("Retention Program") will be cancelled and Executive will have no rights to receive any further payments with respect to such PARs.

    As provided in the applicable award documents and terms of the respective programs, all of Executive's outstanding awards under the Company's Long Term Incentive Performance Award Program and the Company's Long Term Incentive and RSU Program will be forfeited on the Retirement Date.

    Executive agrees to represent the Company in labor matters as requested by the Company, including, without limitation, the negotiation of the Company's collective bargaining agreements, for a period of at least one year from the Retirement Date (the "Services"). Executive agrees to use his best efforts to obtain an Of Counsel position with the law firm of Ford & Harrison, through which he will provide the Services. The Company agrees to compensate Executive or, if Executive is employed by Ford & Harrison, Ford & Harrison for the Services at an hourly rate consistent with the senior partner rates charged by Ford & Harrison to its other airline clients. Further, the Company agrees to reimburse Executive or, if Executive is employed by Ford & Harrison, Ford & Harrison for all reasonable out-of-pocket expenses incurred by Executive and Ford & Harrison in providing the Services to extent such expenses would typically be reimbursed by a client of Ford & Harrison. In addition to the fees described above, and as further consideration of Executive's agreement to so represent the Company, the Company will pay Executive $1,200,000, payable on the Retirement Date.

    Executive agrees, upon reasonable notice, to furnish such information and assistance, including but not limited to the provision of informal information, testimony at deposition and/or at trial, to Continental and its affiliates as Continental reasonably requests in connection with any potential or actual litigation in which it or any of its affiliates is, or may become, a party. Continental shall pay Executive an amount per day of assistance as the parties may reasonably agree, not to exceed an amount equal to Executive's base salary at Continental at December 30, 2004 divided by 250, and shall reimburse Executive for his reasonable expenses incurred in connection with rendering such assistance.

    Executive agrees not to make any public statement concerning Continental or its subsidiaries or affiliates or its or their respective stockholders, officers, directors, employees or agents unless the statement is approved in advance in writing by Continental's public relations and legal departments. Executive agrees not to make any derogatory comments or references about Continental or its subsidiaries or affiliates, or their respective stockholders, officers, directors, employees or agents.

    Executive acknowledges and agrees that Executive would not be entitled to certain of the payments and benefits provided for in this Agreement, including in paragraph 4 of this Agreement (the "Separation Benefits"), upon Executive's voluntary termination of employment with the Company on the Retirement Date in the absence of this Agreement.

    In consideration of the Separation Benefits, Executive hereby releases Continental and each of its subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, "Releasees") from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Texas Commission on Human Rights Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by Continental of this Agreement or the Employment Agreement or of its obligations under Executive's outstanding grants of stock options or restricted stock or awards under the Retention Program (in each case as modified by this Agreement). Continental hereby releases Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, other than fraud or intentional malfeasance harmful to Continental or any Releasee or claims arising from a breach by Executive of this Agreement or the Employment Agreement or Executive's obligations under Executive's outstanding grants of stock options or restricted stock or awards under the Retention Program (in each case as modified by this Agreement). These releases are to be broadly construed in favor of the released persons. The releases in this paragraph do not apply to any rights or claims that may arise after the date of execution of this Agreement by Executive. Both parties agree that this Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party.

    Except as specifically set forth herein, the obligations created by this Agreement, the Employment Agreement, and Executive's outstanding option grants, grants of restricted stock and awards under the Retention Program (PARs) are not released. Executive further agrees that the amounts and covenants contained herein are of greater value than anything to which Executive is already entitled, and Executive will not file or permit to be filed on his behalf any claim or lawsuit relating to his employment or its termination, other than to enforce the provisions of this Agreement, the Employment Agreement, the option grants, grants of restricted stock or the awards to Executive under the Retention Program (in each case as modified by this Agreement). Executive understands and agrees that, except for any vested benefits he may have pursuant to the Employee Retirement Income Security Act, he will not be entitled to any other compensation beyond that which Continental has agreed to provide herein, in the Employment Agreement or pursuant to the option grants.,.

    Executive has twenty-one (21) days to review and consider this Agreement. This Agreement will become effective, enforceable and irrevocable seven days after the date on which Executive signs it (the "Effective Date"). During the seven-day period after Executive signs this Agreement, Executive may revoke this Agreement in writing addressed to the undersigned. Of course, if Executive exercises his right to revoke, this Agreement shall be null and void and he will forfeit his right to receive amounts or other benefits that would otherwise be paid or provided to him hereunder.

    Executive represents and agrees that he has been advised to and had the opportunity to thoroughly discuss all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

    The parties acknowledge that, in the event of a breach of this Agreement, damages would not provide an adequate remedy and that the non-breaching party may seek specific performance of any provision contained herein. If any party to this Agreement brings legal action to enforce the terms of this Agreement, the party which prevails in such legal action, in addition to the remedy or relief obtained in such action, shall be entitled to recover its or his expenses incurred in connection with such legal action, including without limitation, costs of court and attorneys' fees.

    The Company may withhold all applicable taxes from payments to be made hereunder.

    Executive agrees to hold in confidence and not disclose to any person or otherwise misuse business plans, trade secrets, financial information, or any other Confidential or Proprietary Information of Continental or its subsidiaries or affiliates. "Confidential or Proprietary Information" means any information not generally known in the relevant trade or industry which was learned, discovered, developed, conceived, originated or prepared during Executive's employment with Continental or its subsidiaries or affiliates.

    The terms and conditions of this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede any and all prior agreements and understandings, written or oral, between the parties with respect thereto. This Agreement shall be governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date.

Date of execution by Executive: EXECUTIVE

October 29, 2004 /s/ Michael H. Campbell

Michael H. Campbell

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffrey J. Misner

Jeffrey J. Misner

Executive Vice President &

Chief Financial Officer